FINAL

For Immediate Release

Memry Corporation Announces Kentucky Oil
Litigation Settlement. Increases SAES Getters
Merger Price to $2.53 per Share

BETHEL, CONN. – August 14, 2008 — Memry Corporation (AMEX: MRY), an American Stock Exchange listed company focused on high-value engineering of nitinol-based and polymer-based next generation products for the medical device industry, announced today that it has entered into a settlement agreement and mutual release in connection with the Memry Corporation v. Kentucky Oil Technology, N.V., et al. litigation.

In consideration for the settlement agreement and mutual releases of all actions, Memry has paid $3,500,000 and assigned its rights to certain disputed intellectual property and its rights to receive certain royalty payments in connection with the disputed intellectual property to Kentucky Oil Technology, N.V., a Netherlands corporation. Memry also entered into settlement agreements and mutual releases with other parties involved with the litigation, which do not provide for any payment obligations by any party to any other.

In connection with the settlement agreements, Memry and SAES Getters have agreed to amend the merger agreement entered into on June 24, 2008 to permit Memry to enter into the settlement agreements. The amendment also increases the price per share that Memry shareholders will be entitled to receive for each share of Memry common stock upon the closing of the merger from $2.51 per share to $2.53 per share.

About Memry Corporation
Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices. Detailed information about Memry Corporation can be found at http://www.memry.com.

An investment profile on Memry may be found at http://www.hawkassociates.com/mryprofile.aspx.

Memry Corporation             Page 1 of 2

For more information on Memry, contact CFO Richard F. Sowerby at 203-739-1100, e-mail Richard_Sowerby@Memry.com: or Julie Marshall or Frank Hawkins, Hawk Associates, at 305-451-1888, e-mail: memry@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive e-mail notification of future Memry news releases, sign up at http://www.hawkassociates.com/email.aspx.

Forward-Looking Statements
This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control, which may cause actual results, performance or achievements of the company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s most recent 10-K and other periodic filings with the Securities and Exchange Commission.

Memry Corporation            Page 2 of 2